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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)*


                          Sunrise Assisted Living, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common stock, par value $.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   86768K 10 6
          ------------------------------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

CUSIP No.  86768K 10 6                       Page      2      of   6     Pages
           -----------                             ---------     -------

----------------------------------------------------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Paul J. Klaassen **/
----------------------------------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                          (a) [ ]
                                                                                                                   (b) [ ]
----------------------------------------------------------------------------------------------------------------------------
3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
----------------------------------------------------------------------------------------------------------------------------
                            5      SOLE VOTING POWER
                                   3,764,230
          NUMBER
            OF              ------------------------------------------------------------------------------------------------
          SHARES            6      SHARED VOTING POWER
       BENEFICIALLY                -0-
           OWNED
            BY              ------------------------------------------------------------------------------------------------
           EACH             7      SOLE DISPOSITIVE POWER
        REPORTING                  3,764,230
          PERSON
           WITH             ------------------------------------------------------------------------------------------------
                            8      SHARED DISPOSITIVE POWER
                                   -0-

----------------------------------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,764,230
----------------------------------------------------------------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        N/A
----------------------------------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        19.8%
----------------------------------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
----------------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


**/ The shares are held jointly by Mr. and Mrs. Klaassen as tenants by the entireties.

                                 SCHEDULE 13G


CUSIP No.  86768K 10 6                       Page      3      of   6     Pages
           -----------                             ---------     -------

----------------------------------------------------------------------------------------------------------------------------
1       NAMES OF REPORTING PERSONS
        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Teresa M. Klaassen **/

----------------------------------------------------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                          (a) [ ]
                                                                                                                   (b) [ ]

----------------------------------------------------------------------------------------------------------------------------
3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
----------------------------------------------------------------------------------------------------------------------------
                            5      SOLE VOTING POWER
                                   3,764,230
          NUMBER
            OF              ------------------------------------------------------------------------------------------------
          SHARES            6      SHARED VOTING POWER
       BENEFICIALLY                -0-
          OWNED
            BY              ------------------------------------------------------------------------------------------------
           EACH             7      SOLE DISPOSITIVE POWER
        REPORTING                  3,764,230
          PERSON
           WITH             ------------------------------------------------------------------------------------------------
                            8      SHARED DISPOSITIVE POWER
                                   -0-

----------------------------------------------------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,764,230
----------------------------------------------------------------------------------------------------------------------------
10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        N/A
----------------------------------------------------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        19.8%
----------------------------------------------------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
----------------------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

**/ The shares are held jointly by Mr. and Mrs. Klaassen as tenants by the entireties.

                                 SCHEDULE 13G


CUSIP No.  86768K 10 6                       Page      4      of   6     Pages
           -----------                             ---------     -------


Item 1     (a)    Name of Issuer:

                  Sunrise Assisted Living, Inc.

           (b)    Address of Issuer's Principal Executive Offices:

                  9401 Lee Highway, Suite 300
                  Fairfax, VA  22301

Item 2(a):        Name of Persons Filing:

                  Paul J. and Teresa M. Klaassen

           (b)    Address of Principal Business Office or, if none, Residence:

                  9401 Lee Highway, Suite 300
                  Fairfax, VA  22301

           (c)    Citizenship:

                  United States

           (d)    Title of Class of Securities:

                  Common Stock

           (e)    CUSIP Number:

                  86768K 10 6

Item 3: Capacity in Which Person is Filing if Statement is Filed Pursuant to Rule 13d-1(b) or 13d-2(b):

                  Not applicable.

                                 SCHEDULE 13G


CUSIP No.  86768K 10 6                      Page      5      of   6     Pages
           -----------                             ---------     -------


Item 4:      Ownership:

             As of December 31, 1997:

             (a)      Amount Beneficially Owned:

                      3,764,230

             (b)      Percent of class:

                      19.8%

             (c)      Number of shares to which such person has:

                      (i)      Sole power to vote or to direct the vote:

                               3,764,230

                      (ii)     Shared power to vote or to direct the vote:

                               None

                      (iii)    Sole power to dispose or to direct the

                               disposition of:  3,764,230

                      (iv)     Shared power to dispose or to direct the

                               disposition of:  None

Item 5:      Ownership of Five Percent or Less of Class:

             Not applicable.

Item 6:      Ownership of More than Five Percent on Behalf of Another Person:

             Not applicable.

                                 SCHEDULE 13G

CUSIP No.  86768K 10 6                       Page      6      of   6     Pages
           -----------                             ---------     -------


Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  Not applicable.

Item 8:           Identification and Classification of Members of the Group:

                  Not applicable.

Item 9:           Notice of Dissolution of Group:

                  Not applicable.

Item 10:          Certification:

                  Not applicable.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Date:  February 17, 1998



                                       By: /s/ PAUL J. KLAASSEN
                                          ----------------------------------
                                           Paul J. Klaassen



                                       By: /s/ TERESA M. KLAASSEN
                                          ----------------------------------
                                           Teresa M. Klaassen